Exhibit 23.1

Consent of independent accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 1, 2004, except for Note 11 as to which the date is May 18, 2004, relating to the financial statements and our report dated March 1, 2004, relating to the financial statement schedule of ZipRealty, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

May 18, 2004